Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Savings Plan Committee
 Wyeth Union Savings Plan:

We consent to the incorporation by reference in the Registration Statement on Form S‑8 dated October 16, 2009 (File No. 333‑162521) of our report dated June 23, 2016, with respect to the statements of net assets available for plan benefits of the Wyeth Union Savings Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule of Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2015, which report appears in the Annual Report on Form 11‑K for the Wyeth Union Savings Plan for fiscal year ended December 31, 2015.

/s/ KPMG LLP

Memphis, Tennessee
 June 23, 2016

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